Pursuant to Rule 424(b)(3)
Registration No. 333-111679

SUPPLEMENT TO PROSPECTUS

DATED JANUARY 29, 2004

PSYCHIATRIC SOLUTIONS, INC.

4,932,932 Shares

Common Stock

     The prospectus, dated January 29, 2004 (the “Prospectus”), to which this supplement, dated June 14, 2004, is attached (the “Supplement”), relates to the resale by the holders thereof of up to an aggregate of 4,891,502 shares of common stock, $.01 par value per share (“Common Stock”), of Psychiatric Solutions, Inc. (the “Company”) that are issuable upon the conversion of the Company’s series A convertible preferred stock and 41,430 shares of Common Stock that are held by certain of the selling stockholders. This Supplement together, with the Prospectus, is to be used by certain holders of Common Stock or by their transferees, pledgees, donees or their successors in connection with the offer and sale of Common Stock. You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus except to the extent that the information in this Supplement supersedes the information contained in the Prospectus.

     The table appearing under the heading “Selling Stockholders” in the Prospectus is hereby amended and superseded in part by the information appearing in the table below.

			Percentage of Common
	Number of Shares of	Number of Shares of	Stock Beneficially
	Common Stock	Common Stock That	Owned Assuming
Name of Selling	Beneficially	May Be Sold	Completion of This
Stockholder	Owned(1)	Pursuant Hereto	Offering
BAS Oak X LLC**	1,632	1,632	*
63rd Park and Madison, LLC	1,205	1,205	*
ESTIC LLC	1,205	1,205	*
Carl W. Gerst Jr.	1,205	1,205	*
Kenneth Goldsholl	1,205	1,205	*
Michael D. Grable	181	181	*
Kenneth B.D. Grouf	1,205	1,205	*
Merritt Willitt Hallowell	1,327	1,327	*
Ellyn Bye	1,205	1,205	*

Wallace N. Hersom	1,205	1,205	*
Gerald D. Hosier Revocable Trust	1,205	1,205	*
Shing Leong Hui	1,205	1,205	*
Kresevich Capital Management	2,411	2,411	*
Llynk Holdings, LP	1,205	1,205	*
Logan Children’s Trust	1,927	1,927	*
Bernice Logan as Trustee of the James D. Logan and Kerry M. Logan Family Trust	965	965	*
McMahon Family Trust	1,809	1,809	*
Christopher and Anita Murray	1,205	1,205	*
David M. Rickey	603	603	*
Jan E. Nielsen	603	603	*
Sperling 1994 Irrevocable Trust	2,411	2,411	*
Swanson Capital Management LLC	1,205	1,205	*
Gerald R. Swanson	1,205	1,205	*
Thomas Holdings LLC	1,205	1,205	*
VT Developments LLC	1,205	1,205	*
Ranson and Norma Webster	1,205	1,205	*
Grantham James Winfrey	1,205	1,205	*
Wyant Living Trust	1,205	1,205	*
BAS Oak Management LLC	707	707	*

*	Indicates beneficial ownership of less than 1.0% of the Company’s outstanding common stock.

**	As of June 10, 2004, BAS Oak X LLC will have distributed to its members 34,594 shares of the Company’s common stock.

(1)	Based on the Company’s review of filings with the Securities and Exchange Commission and other information available to the Company, the Company is not aware of any shares beneficially owned by the selling stockholders except as reflected in the table above.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 33 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The date of this Supplement is June 14, 2004